Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc. Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Feinstein Kean Healthcare for GTC Francesca DeVellis (investors) (617) 308-8543 Barbara Askjaer (media) (617) 577-8110

GTC BIOTHERAPEUTICS PROVIDES UPDATE ON EUROPEAN REGULATORY REVIEW OF ATryn®

FRAMINGHAM, MA – March 16, 2005 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) announced today that it expects to receive a list of outstanding issues with additional questions from the European Medicines Agency (EMEA) as part of the review of its Market Authorization Application (MAA) for ATryn®. The MAA requests approval of ATryn®, GTC’s recombinant form of the human antithrombin protein, in the treatment of patients with a hereditary deficiency of antithrombin that are undergoing high-risk procedures such as surgery or childbirth. Once GTC receives the questions, discussions will be held with the EMEA to determine the extent of data necessary to provide a sufficient response. The time required to respond to these questions will delay the previously forecast timelines for market launch.

“We plan to follow through with the EMEA in the most expeditious and thorough way to respond to all their questions,” noted Geoffrey F. Cox, Ph.D., GTC’s Chairman and Chief Executive Officer. “We plan to provide a further update before the end of April.”

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoter. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods. Antithrombin is the first of a series of human plasma proteins that GTC is developing as recombinant products. Other recombinant human plasma proteins that GTC is developing include recombinant human albumin and recombinant human alpha-1 antitrypsin.

About GTC Biotherapeutics

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. In addition to the ATryn® program, GTC is developing a recombinant human albumin, a recombinant human alpha-1 antitrypsin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. GTC’s external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the expectation of a list of outstanding issues with additional questions from the EMEA in the review of the MAA for ATryn®, the impact on the timing for market launch, and GTC’s ability to generate sufficient additional data to address the list of outstanding issues. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties inherent in the performance of clinical studies and the actions of regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.